Exhibit 10.1

CHANGE IN CONTROL
TERMINATION BENEFITS AGREEMENT

THIS CHANGE IN CONTROL TERMINATION BENEFITS AGREEMENT (the “Agreement”), dated as of the      day of      , is between Endeavour International Corporation, a Nevada corporation (the “Company”), and      (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company considers it essential to the best interests of the Company and its stockholders that its executive management be encouraged to remain with the Company and to continue to devote full attention to the Company’s business in the event of a transaction or series of transactions that could or do result in a change in control of the Company;

WHEREAS, the Company recognizes that the possibility of a change in control and the uncertainty which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

WHEREAS, the Executive is a key executive-level employee of the Company;

WHEREAS, the Company believes that the Executive has made (and will continue to make) valuable contributions to the Company;

WHEREAS, should the Company receive a proposal for, or otherwise consider, any such transaction, in addition to the Executive’s regular duties, the Executive may be called upon to assist in the assessment of proposals, advise management and the Board of Directors of the Company (the “Board”) as to whether a proposed transaction would be in the best interests of the Company and its stockholders, and take such other actions as the Board might determine to be appropriate; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued services of the Executive, notwithstanding the possibility, threat or occurrence of a change in control of the Company and believes that it is imperative to diminish the potential distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened change in control, to assure the Executive’s full attention and dedication to the Company in the event of any threatened or pending change in control, and to provide the Executive with appropriate severance arrangements following a change in control.

NOW, THEREFORE, to assure the Company that it will have the continued undivided attention and services of the Executive and the availability of the Executive’s advice and counsel notwithstanding the possibility, threat or occurrence of a change in control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

1. Change in Control. For purposes of the Agreement, a “Change in Control” shall be deemed to have taken place if any of the following occurs:

(a) the Company (i) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), or (ii) is to be dissolved and liquidated, and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board;

(b) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of 30% or more of the outstanding shares of the Company’s voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board;

(c) the Company sells all or substantially all of the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company) in a transaction that requires shareholder approval pursuant to applicable corporate law; or

(d) during a period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board, and any new director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office, who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

2. Circumstances Triggering Receipt of Termination Benefits.

(a) Subject to Section 2(c), the Company will provide the Executive with the benefits set forth in Section 4 upon any termination of the Executive’s employment:

(i) by the Company at any time within the first 24 months after a Change in Control;

(ii) by the Executive for “Good Reason” (as defined in Section 2(b) below) at any time within the first 24 months after a Change in Control; or

(iii) by the Company or the Executive pursuant to Section 2(d).

(b) In the event of a Change in Control, the Executive may terminate employment with the Company and/or any subsidiary for “Good Reason,” following notice and opportunity for remedy as set forth herein and in Section 3. For purposes hereof, “Good Reason” shall mean (subject to such notice and opportunity to remedy) any of the occurrence of any of the following events without the Executive’s prior written consent:

(i) A material reduction of the Executive’s authorities, duties, or responsibilities as an executive and/or officer of the Company from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial and inadvertent reduction that is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided, however, that any reduction in the foregoing resulting merely from the acquisition of the Company and its existence as a subsidiary or division of another entity such as a change in reporting relationship or title shall not be sufficient to constitute Good Reason;

(ii) The Company’s requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then present business travel obligations;

(iii) A reduction by the Company of the Executive’s Base Salary and/or target annual bonus opportunity in effect on the Effective Date hereof, or as the same shall be increased from time to time;

(iv) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Section 8 (where it requires successors to accept this Agreement) herein; or

(v) A material breach of this Agreement by the Company which is not remedied by the Company within ten (10) business days of receipt of written notice of such breach delivered by the Executive to the Company.

(c) Notwithstanding Sections 2(a) and (b) above, no benefits shall be payable by reason of this Agreement in the event of:

(i) Termination of the Executive’s employment with the Company and/or its subsidiaries by reason of the Executive’s death or Disability, provided that the Executive has not previously given a valid “Notice of Termination” pursuant to Section 3. For purposes hereof, “Disability” shall mean the Executive’s inability, due to physical or mental infirmity, to perform the Executive’s material duties and responsibilities to the Company and its subsidiaries for any period of six consecutive months or for any period of eight months out of any 12-month period, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably);

(ii) Termination of the Executive’s employment with the Company and/or its subsidiaries on account of the Executive’s retirement without Good Reason; provided, however, that, if at the time of such retirement the Executive has Good Reason to terminate the Executive’s employment hereunder, then such retirement shall be treated hereunder as a termination of the Executive’s employment for Good Reason and the Executive shall be entitled to the benefits provided in Section 4 hereof;

(iii) Termination of the Executive’s employment with the Company and its subsidiaries for Cause. For the purposes hereof, “Cause” shall mean:

(A) The Executive’s willful failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Committee believes that the Executive has not substantially performed his or her duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Company;

(B) Gross negligence in the performance of the Executive’s duties which results in material financial harm to the Company;

(C) The Executive’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of the Executive at the expense of the Company;

(D) The Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(E) The Executive’s willful violation of any of the covenants contained in Section 7.

Notwithstanding the foregoing, “Cause” shall not exist unless and until the Company has delivered to the Executive, along with the Notice of Termination for Cause, a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding the Executive if the Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event (or events) set forth in clauses (A)-(E) above has occurred and specifying the particulars thereof in detail.

This Section 2(c) shall not preclude the payment of any amounts otherwise payable to the Executive under any of the Company’s employee benefit plans, stock plans, programs and arrangements, which payment shall be governed exclusively by the terms thereof.

(d) A termination of the Executive’s employment by the Company without Cause or by the Executive for an event that would constitute Good Reason following a Change in Control that occurs, in either event, prior to a Change in Control, but occurs (i) not more than 180 days prior to the date on which a Change in Control occurs and (ii) (x) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with, or in anticipation of, a Change in Control, shall be deemed to be a termination or removal of the Executive without Cause within the first 24 months after a Change in Control for purposes of this Agreement and the date of such Change in Control shall be deemed to be the date immediately preceding the date the Executive’s employment terminates.

3. Notice of Termination; Termination Date. Any termination of the Executive’s employment with the Company and its subsidiaries as contemplated by Section 2 shall be communicated by written “Notice of Termination” to the other party hereto. Any “Notice of Termination” shall indicate the effective date of termination, which, shall be more than 60 days after the date the Notice of Termination is delivered (the “Termination Date”), the specific provision in this Agreement relied upon, and, except for a termination pursuant to Section 2(d), will set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination including, if applicable, the failure by the Company, after provision of written notice by the Executive, to effect a remedy pursuant to the final clause of Section 2(b)(i) or 2(b)(vi). Executive must provide the Notice of Termination to the Company within 90 days of the events constituting “Good Reason” for termination and the Company shall have a period of 30 days after the Notice of Termination during which the Company may remedy the condition before such termination shall be effective. In the event the Company effects a remedy within such 30-day period and the Executive does not rescind the Notice of Termination upon being notified of such remedy, the termination benefits described in Section 4 hereof shall not be payable with respect to such termination.

4. Termination Benefits. Subject to the conditions set forth in Section 2(a) and contingent upon the Executive’s executing (and not revoking) the “Release” (as defined below), the following post-termination payments or benefits shall be paid or provided to the Executive following the Executive’s termination of employment:

(a) Severance Payment. The Company shall pay to the Executive, as a severance payment, an amount equal to the sum of (i) two times (A)the Executive’s “Base Pay”, which shall be an amount equal to the greater of (x) the Executive’s rate of annual base salary (prior to any deferrals) at the Termination Date or (y) the Executive’s rate of annual base salary (prior to any deferrals) immediately prior to the Change in Control, and (B) the Executive’s “Incentive Pay”, which shall be an amount equal to the average annual bonus earned by the Executive under the Company’s incentive compensation plan or any other annual bonus plan (whether paid currently or on a deferred basis) during the three fiscal years of the Company immediately preceding the fiscal year of the Company in which the Change in Control occurred plus (ii) a pro rata portion of the Executive’s target bonus for the fiscal year in which the Termination Date occurs, which payment shall be made in a single lump sum on the first business day following the expiration of the revocation period for the Release. Notwithstanding the foregoing, if all or any portion of the severance payment is determined to be “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company determines that the Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and Final Treasury Regulations promulgated thereunder (the “Treasury Regulations”) and other guidance published thereunder, then such payment (or portion thereof) shall be paid on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined in the Treasury Regulations, giving effect to the default presumptions of Section 1.409A-1(h) thereof).

(b) Health Benefits. To the extent the Executive timely elects to continue healthcare coverage through COBRA, the Company shall pay that portion of the COBRA premium equal to the difference between the COBRA premium and Executive’s monthly contribution towards health benefits that is in effect as of the date of Executive’s termination of employment for a period equal to 18 months following the Termination Date; provided, that, the Company’s obligation to provide such health benefits shall cease at the time Executive becomes eligible for such health benefits from another employer

(c) Release. The Company’s obligation to make the payment and provide the benefits described in this Section 4 are conditioned expressly on the Executive’s executing (and not revoking) a general release of claims against the Company (as “Company” is defined in Section 8) and its subsidiaries in a form reasonably satisfactory to the Company (the “Release”) within 45 days following the Termination Date. The Company will provide the Release to the Executive within seven days following the Termination Date.

5. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 5) or benefit provided by the Company or any of its subsidiaries to or for the benefit of the Executive, whether paid or payable or provided pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, restricted stock, deferred stock or the lapse or termination of any restriction on, deferral period for, or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to any such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax and any income tax imposed upon the Gross-Up Payment, the Executive retains an amount of Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b) Subject to the provisions of Section 5(f), all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by the Company’s outside auditors immediately prior to the Change in Control (the “Accounting Firm”). The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 days after the Change in Control Date, the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive as soon as reasonably practicable thereafter but in any event no later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits such Excise Tax to the Internal Revenue Service. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state of local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations but in any event no later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits such Underpayment to the Internal Revenue Service.

(c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 5(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

(d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall, within five business days, pay to the Company the amount of such reduction.

(e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 5(b) shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses paid by Executive within five business days after receipt from the Executive of a statement therefor and reasonable evidence of payment thereof.

(f) The Executive shall notify the Company in writing of any claim, by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment or any additional Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than l0 business days after the Executive actually receives notice of such claim, and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (x) the expiration of the 30-day period following the date on which the Executive gives such notice to the Company and (y) the date that any payment with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) provide the Company with any written records or documents in the Executive’s possession relating to such claim reasonably requested by the Company;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax including interest and penalties with respect thereto, imposed as a result of such contest and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive’s own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of any Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 5.

6. No Mitigation Obligation; Obligations Absolute. The payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment or other benefit provided in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Section 12 hereof. The obligations of the Company to make the payments and provide the benefits provided herein to the Executive are absolute and unconditional (except as provided herein) and may not be reduced under any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.

7. Continuing Obligations.

(a) Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (information that has become public knowledge shall not include any information that has entered the public domain as a result of acts or omissions by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company and its subsidiaries for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b) Non-Solicitation. During the term of this Agreement and for a period of twelve (12) months after the Termination Date, the Executive shall not, directly or indirectly, employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company.

(c) Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s employment by the Company or any of its subsidiaries.

(d) Non-Disparagement. At all times following the Termination Date, the Executive agrees not to disparage the Company or any of its directors or executive officers, or otherwise make comments harmful to the Company’s business or reputation

(e) Blue Penciling. It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in Sections 7(a) through (d) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8. Successors.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of such successor entity to enter into such agreement prior to the effective date of any such succession (or, if later, within three business days after first receiving a written request for such agreement) shall constitute a breach of this Agreement and shall entitle the Executive to terminate employment pursuant to Section 2(a)(ii) and to receive the payments and benefits provided under Section 4. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s designee or, if there is no such designee, to the Executive’s estate.

9. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or DHL, addressed to the Company (to the attention of the Secretary of the Company, with a copy to the General Counsel of the Company) at its principal executive office and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

10. Governing Law. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Texas, without regard to conflicts of law principles.

11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement (or in any employment or other written agreement relating to the Executive). Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any subsidiary prior to or following any Change in Control. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling. In the event that the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment shall be increased to reflect an interest factor, compounded annually, equal to the prime rate in effect as of the date the payment was first due plus two points. For this purpose, the prime rate shall be based on the rate identified by Chase Manhattan Bank as its prime rate.

All headings and section references used herein are for convenience only and do not constitute a part of this Agreement. Where specific language is used to clarify by example a general statement contained herein, such specified language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relies. The language used in this Agreement is deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any such party.

12. Reduction for Other Severance. Any payments or other benefits provided to the Executive under this Agreement shall be offset or reduced by any payments or other benefits provided under any severance plan or employment agreement which the Executive is eligible to receive (or has received) as a result of the termination of the Executive’s employment.

13. Separability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Non-assignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 8. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer by the Executive contrary to this Section 14 the Company shall have no liability to pay any amount so attempted to be assigned or transferred to any person other than the Executive or, in the event of death, the Executive’s designated beneficiary or, in the absence of an effective beneficiary designation, the Executive’s estate.

15. Effectiveness; Term. This Agreement will be effective and binding as of the date first above written immediately upon its execution and shall continue in effect through the second anniversary of such date; provided, however, that the term of this Agreement shall automatically be extended for an additional day for each day that passes so that there shall at any time be two years remaining in the term unless the Company provides written notice to the Executive that it does not wish the term of this Agreement to continue to be so extended, in which case the Agreement shall terminate on the second anniversary of such notice if there has not been a Change in Control prior to such second anniversary. In the event that a Change in Control has occurred during the term of this Agreement, then this Agreement shall continue to be effective until the second anniversary of such Change in Control. Notwithstanding any other provision of this Agreement, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company and any subsidiary (other than a termination of employment pursuant to Section 2(d) hereof), thereupon without further action the term of this Agreement shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 15, the Executive shall not be deemed to have ceased to be an employee of the Company and any subsidiary by reason of the transfer of the Executive’s employment between the Company and any subsidiary, or among any subsidiaries. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 4 through 8 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

17. Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the Company shall modify the time and/or form of any payment or benefit provided hereunder any if and to the extent that the Company or the Executive determines such modification to be necessary or advisable to avoid the imposition upon the Executive of earlier or additional taxes pursuant to Code Section 409A (including, without limitation, to the extent necessary if the Executive has received payments or benefits that would be aggregated with such payment or benefit under any other plan or agreement of the Company). In making any such modification, the determination by the Company or the Executive must be made in good faith, be based on advice of counsel and be designed, in the Company’s sole judgment, to fulfill as closely as possible the Company’s original commitment to the Executive with respect to the payment or benefit being modified to comply with Section 409A without increasing the Company’s costs in providing such payment or benefit No modification shall be made by the Company without the Executive’s prior written consent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

Endeavour International Corporation

By:
Printed Name:
Title:
Executive

By:
Printed Name:
Title: